LANDRY’S RESTAURANTS, INC. SPECIAL COMMITTEE RETAINS
COWEN AND COMPANY AS ITS INDEPENDENT FINANCIAL ADVISOR

Houston, Texas (April 2, 2008)

Landry’s Restaurants, Inc. (NYSE: LNY — News; the “Company”), announced that the Special Committee of the Company’s Board of Directors has retained Cowen and Company as its independent financial advisor.

As previously announced, the Board of Directors formed the Special Committee to conduct a strategic alternatives analysis with respect to the Company. Such strategic alternatives analysis by the Special Committee will determine if a sale of the Company is in the best interests of the Company and its stockholders, will consider the proposal the Board of Directors received from Tilman J. Fertitta, Chairman, President and CEO of the Company, to acquire all of the outstanding shares of the Company and any alternative proposals that may be received by the Company or the Special Committee. If, as a result of the strategic alternatives analysis, the Special Committee determines that a sale of the Company is in the best interests of the Company and its stockholders, there can be no assurance that any agreement on financial and other terms satisfactory to the Special Committee will result from the Special Committee’s evaluation of the proposal from Mr. Fertitta or any other proposals, or that any transaction will be completed.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, higher interest rates and gas prices, construction at the Golden Nugget properties, negative same store sales, the Company’s inability to continue its expansion strategy, or obtain new or alternative financing. The Company may not update or revise any forward-looking statements made in this press release.

Contact:	Steven L. Scheinthal Executive Vice President & G.C. Landry’s Restaurants, Inc. 713-850-1010 www.landrysrestaurants.com	or	Rick H. Liem Executive Vice President & C.F.O. Landry’s Restaurants, Inc. 713-850-1010 www.landrysrestaurants.com